Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2022 Financial Results

LUBBOCK, Texas, April 26, 2022 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2022.

First Quarter 2022 Highlights

●	Net income for the first quarter of 2022 was $14.3 million, compared to $14.6 million for the fourth quarter of 2021 and $15.2 million for the first quarter of 2021.
●	Diluted earnings per share for the first quarter of 2022 was $0.78, compared to $0.79 for the fourth quarter of 2021 and $0.82 for the first quarter of 2021.
●	Average cost of deposits for the first quarter of 2022 was 23 basis points, compared to 23 basis points for the fourth quarter of 2021 and 29 basis points for the first quarter of 2021.
●
The Company recorded a negative provision for loan losses of $2.1 million in the first quarter of 2022, compared to no provision for loan losses for the fourth quarter of 2021 and provision for loan losses of $89 thousand for the first quarter of 2021.

●	Loans held for investment grew $16.1 million, or 2.6% annualized, during the first quarter of 2022 as compared to December 31, 2021.
●	Nonperforming assets to total assets were 0.33% at March 31, 2022, compared to 0.30% at December 31, 2021 and 0.42% at March 31, 2021.
●	Return on average assets for the first quarter of 2022 was 1.47% annualized, compared to 1.50% annualized for the fourth quarter of 2021 and 1.66% annualized for the first quarter of 2021.
●	Tangible book value (non-GAAP) per share was $20.49 as of March 31, 2022, compared to $21.51 per share as of December 31, 2021 and $19.28 per share as of March 31, 2021.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “During the first quarter, we grew loans 2.6%, annualized, compared to the fourth quarter of 2021, given the typical seasonality we experienced. Importantly, underlying loan demand remains strong as we continue to experience solid momentum across all of our markets. In Lubbock, we are benefiting from recent acquisitions by out-of-state banks which are creating customer disruption and opening up opportunities to bring new relationships to South Plains. In our markets of Dallas, Houston and El Paso, economic growth is strong, and our recently hired lenders continue to ramp their portfolios which provides visibility to accelerating loan growth as we move through the year. And, lastly, we are very excited with the progress that we have achieved in the Permian Basin as we have invested in our employees, infrastructure and operations to position City Bank to increase its market share in this very attractive market. Taken together, we remain confident in our outlook for mid to high single digit loan growth for 2022.”

Mr. Griffith continued, “I am also pleased with our deposit franchise which continues to demonstrate robust growth having increased $109 million, or 13% annualized, from the fourth quarter of 2021. Our cost of deposits remained stable at 23 basis points in the first quarter of 2022, which was consistent with the prior quarter, while non-interest bearing deposits represented 33% of total deposits. Our deposit franchise will provide the liquidity to fund loan growth in our markets as we continue to work to improve our loan to deposit ratio, which was 71% at March 31, 2022. As we put this excess liquidity to work in higher yielding loans, we expect to see earnings growth reaccelerate given the headwinds that we are currently facing from the decline in our mortgage business in the rising interest rate environment. As we continue to grow the Bank, we will remain disciplined on credit which is central to our culture and are pleased with the improving credit metrics in our loan portfolio as evidenced by our $2.1 million reserve release in the first quarter.”

Results of Operations, Quarter Ended March 31, 2022

Net Interest Income

Net interest income was $29.9 million for the first quarter of 2022, compared to $31.4 million for the fourth quarter of 2021 and $29.5 million for the first quarter of 2021. Net interest margin, calculated on a tax-equivalent basis, was 3.33% for the first quarter of 2022, compared to 3.50% for the fourth quarter of 2021 and 3.52% for the first quarter of 2021. The average yield on loans was 4.80% for the first quarter of 2022, compared to 4.90% for the fourth quarter of 2021 and 5.07% for the first quarter of 2021. The average cost of deposits was 23 basis points for the first quarter of 2022, which is consistent with the fourth quarter of 2021 and a 6 basis point decrease from the first quarter of 2021.

Interest income was $33.1 million for the first quarter of 2022, compared to $34.6 million for the fourth quarter of 2021 and $33.0 million for the first quarter of 2021. Interest income decreased $1.5 million in the first quarter of 2022 from the fourth quarter of 2021 due primarily to a decrease of $1.7 million in loan interest income as a result of a decrease of 4 basis points of yield recognized in the fourth quarter of 2021 on several large loan payoffs, interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans declined $388 thousand as the amount of loan forgiveness payments received fell 47%, and having two fewer days during the first quarter of 2022. Interest income was consistent in the first quarter of 2022 compared to the first quarter of 2021. During the first quarter of 2022, the Company recognized $667 thousand in deferred PPP-related SBA fees. At March 31, 2022, the Company had $1.3 million of deferred PPP fees that have not been accreted to income, the majority of which are expected to be recognized as PPP loans continue to be forgiven by the SBA over the next several quarters.

Interest expense was $3.1 million for the first quarter of 2022, compared to $3.2 million for the fourth quarter of 2021 and $3.4 million for the first quarter of 2021. Interest expense declined $18 thousand compared to the fourth quarter of 2021 primarily as a result of the two fewer days during the first quarter of 2022, partially offset by an increase of $75.0 million in average interest-bearing deposits. Interest expense decreased $305 thousand compared to the first quarter of 2021, with a reduction of 7 basis points in interest rates on interest-bearing deposits partially offset by an increase of $144.5 million in average interest-bearing deposits.

Noninterest Income and Noninterest Expense

Noninterest income was $23.7 million for the first quarter of 2022, compared to $22.9 million for the fourth quarter of 2021 and $26.5 million for the first quarter of 2021. The improvement from the fourth quarter of 2021 was primarily due to an increase of $1.2 million in mortgage banking activities revenue, partially offset by the seasonal decrease of $598 thousand in income from insurance activities. This increase in mortgage banking revenues was mainly the result of a $4.5 million positive fair value adjustment to the Company’s mortgage servicing rights portfolio, partially offset by a reduction of $79.0 million in mortgage loan originations, primarily driven by rising mortgage interest rates and the departure of several mortgage loan originators during the first quarter of 2022. Additionally, there was increased income during the first quarter of 2022 from an investment in a Small Business Investment Company (“SBIC”) of $869 thousand. The decrease in noninterest income for the first quarter of 2022 as compared to the first quarter of 2021 was primarily due to a decline of $5.2 million in mortgage banking activities revenue as a result of a reduction of $201.0 million in mortgage loan originations. This decrease was partially offset by the growth in bank card services and interchange fees, income from insurance activities, and the increased SBIC income noted above.

Noninterest expense was $37.9 million for the first quarter of 2022, compared to $36.1 million for the fourth quarter of 2021 and $37.1 million for the first quarter of 2021. The increase from the fourth quarter of 2021 was primarily the result of an increase of $1.2 million in personnel expense due to higher costs for new hires in commercial lending and as a part of the data analytics and cloud projects, stock-based compensation and annual salary adjustments, partially offset by a decrease in commissions expense related to the decline in mortgage loan originations. Additionally, there was a $480 thousand increase in legal expenses and $362 thousand in loss on fixed asset disposals during the first quarter of 2022. The increase in noninterest expense for the first quarter of 2022 as compared to the first quarter of 2021 was primarily driven by additional commercial lenders hired as part of a planned initiative, an increase of $712 thousand in legal expenses and $247 thousand in business development costs, partially offset by lower mortgage commissions and other variable mortgage-based expenses due to the reduction in mortgage loan originations.

Loan Portfolio and Composition

Loans held for investment were $2.45 billion as of March 31, 2022, compared to $2.44 billion as of December 31, 2021 and $2.24 billion as of March 31, 2021. The $16.1 million, or 2.6% annualized, increase during the first quarter of 2022 as compared to the fourth quarter of 2021 was primarily the result of organic net loan growth of $27.9 million, partially offset by a decrease due to SBA forgiveness and repayments of $11.8 million in PPP loans during the first quarter of 2022. The organic loan growth remained relationship-focused and occurred primarily in land development and construction loans, commercial retail loans, and consumer loans. As of March 31, 2022, loans held for investment increased $211.0 million, or 9.4%, from March 31, 2021, attributable to strong organic loan growth, partially offset by SBA forgiveness or repayments, net of originations, of $145.0 million on PPP loans. A credit of approximately $46 million, in the energy sector, is expected to be paid off during the second quarter of 2022 as it moves to a non-bank structure. However, underlying loan demand remains robust.

Agricultural production loans were $67.4 million as of March 31, 2022, compared to $103.0 million as of December 31, 2021 and $80.5 million as of March 31, 2021. The decrease of $35.5 million from the fourth quarter of 2021 is due to typical seasonal repayments of these agricultural production loans.

Deposits and Borrowings

Deposits totaled $3.45 billion as of March 31, 2022, compared to $3.34 billion as of December 31, 2021 and $3.16 billion as of March 31, 2021. Deposits increased by $108.9 million, or 3.3%, in the first quarter of 2022 from December 31, 2021, with growth in personal, non-personal, and public-fund accounts. As of March 31, 2022, deposits increased $475.8 million, or 16.0%, from March 31, 2021. Noninterest-bearing deposits were $1.13 billion as of March 31, 2022, compared to $1.07 billion as of December 31, 2021 and $962.2 million as of March 31, 2021. Noninterest-bearing deposits represented 32.8% of total deposits as of March 31, 2022. The increase in deposits noted above is primarily a result of organic growth as well as existing customers generally maintaining higher liquidity due to perceived uncertainty in the economy.

Asset Quality

The Company recorded a negative provision for loan losses of $2.1 million in the first quarter of 2022, compared to no provision for loan losses in the fourth quarter of 2021 and $89 thousand for the first quarter of 2021. The Company experienced improving credit metrics in the loan portfolio during the first quarter of 2022, specifically in the hotel segment, direct energy segment, and other Permian Basin-related credits. There is continued uncertainty from the ongoing COVID-19 pandemic (and any current or future variants thereof) and the full extent of the impact on the economy and the Company’s customers remains unknown at this time. Accordingly, additional or reversal provisions for loan losses may be necessary in future periods.

The ratio of allowance for loan losses to loans held for investment was 1.62% as of March 31, 2022, compared to 1.73% as of December 31, 2021 and 2.01% as of March 31, 2021.

The ratio of nonperforming assets to total assets as of March 31, 2022 was 0.33%, compared to 0.30% as of December 31, 2021 and 0.42% at March 31, 2021. Annualized net charge-offs were 0.06% for the first quarter of 2022, compared to 0.11% for the fourth quarter of 2021 and 0.11% for the first quarter of 2021.

Capital

Book value per share decreased to $21.90 at March 31, 2022, compared to $22.94 at December 31, 2021. The decline was mainly driven by a $30 million dollar change in the fair value of our available for sale securities and cash flow hedges, net of tax, as a result of the large increase in interest rates experienced during the first quarter of 2022.

Conference Call

South Plains will host a conference call to discuss its first quarter 2022 financial results today, April 26, 2022, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13728758. The replay will be available until May 10, 2022.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic (and any current or future variants thereof) on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Selected Income Statement Data:
Interest income	$33,080	$34,600	$34,438	$33,016	$32,982
Interest expense	3,133	3,151	3,260	3,423	3,438
Net interest income	29,947	31,449	31,178	29,593	29,544
Provision for loan losses	(2,085)	-	-	(2,007)	89
Noninterest income	23,697	22,928	25,791	22,250	26,500
Noninterest expense	37,924	36,132	38,063	36,778	37,057
Income tax expense	3,527	3,631	3,716	3,422	3,738
Net income	14,278	14,614	15,190	13,650	15,160
Per Share Data (Common Stock):
Net earnings, basic	0.81	0.82	0.85	0.76	0.84
Net earnings, diluted	0.78	0.79	0.82	0.74	0.82
Cash dividends declared and paid	0.11	0.09	0.09	0.07	0.05
Book value	21.90	22.94	22.34	21.81	20.75
Tangible book value (non-GAAP)	20.49	21.51	20.90	20.35	19.28
Weighted average shares outstanding, basic	17,716,136	17,777,542	17,931,174	18,039,553	18,069,186
Weighted average shares outstanding, dilutive	18,392,397	18,433,038	18,463,697	18,553,050	18,511,120
Shares outstanding at end of period	17,673,407	17,760,243	17,824,094	18,014,398	18,053,229
Selected Period End Balance Sheet Data:
Cash and cash equivalents	528,612	486,821	327,600	383,949	413,406
Investment securities	793,404	724,504	752,562	777,613	777,208
Total loans held for investment	2,453,631	2,437,577	2,429,041	2,303,462	2,242,676
Allowance for loan losses	39,649	42,098	42,768	42,963	45,019
Total assets	3,999,744	3,901,855	3,774,175	3,712,915	3,732,894
Interest-bearing deposits	2,318,942	2,269,855	2,157,981	2,159,554	2,193,427
Noninterest-bearing deposits	1,131,215	1,071,367	1,054,264	998,941	962,205
Total deposits	3,450,157	3,341,222	3,212,245	3,158,495	3,155,632
Borrowings	122,214	122,168	122,121	125,965	164,553
Total stockholders’ equity	387,068	407,427	398,276	392,815	374,671
Summary Performance Ratios:
Return on average assets	1.47%	1.50%	1.61%	1.46%	1.66%
Return on average equity	14.58%	14.39%	15.24%	14.27%	16.51%
Net interest margin (1)	3.33%	3.50%	3.58%	3.42%	3.52%
Yield on loans	4.80%	4.90%	4.99%	4.97%	5.07%
Cost of interest-bearing deposits	0.34%	0.35%	0.37%	0.40%	0.41%
Efficiency ratio	70.30%	66.07%	66.45%	70.52%	65.76%
Summary Credit Quality Data:
Nonperforming loans	12,141	10,598	10,895	12,538	14,316
Nonperforming loans to total loans held for investment	0.49%	0.43%	0.45%	0.54%	0.64%
Other real estate owned	1,141	1,032	1,081	1,146	1,377
Nonperforming assets to total assets	0.33%	0.30%	0.32%	0.37%	0.42%
Allowance for loan losses to total loans held for investment	1.62%	1.73%	1.76%	1.87%	2.01%
Net charge-offs to average loans outstanding (annualized)	0.06%	0.11%	0.03%	0.01%	0.11%

	As of and for the quarter ended
	March 31 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Capital Ratios:
Total stockholders’ equity to total assets	9.68%	10.44%	10.55%	10.58%	10.04%
Tangible common equity to tangible assets (non-GAAP)	9.11%	9.85%	9.94%	9.94%	9.39%
Common equity tier 1 to risk-weighted assets	12.86%	12.91%	12.68%	13.14%	13.23%
Tier 1 capital to average assets	10.78%	10.77%	10.83%	10.54%	10.35%
Total capital to risk-weighted assets	18.22%	18.40%	18.21%	18.95%	19.24%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2022			March 31, 2021

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,447,009	$28,624	4.74%	$2,163,114	$26,283	4.93%
Loans - PPP	35,594	755	8.60%	179,498	2,998	6.77%
Debt securities - taxable	520,672	2,354	1.83%	545,994	2,432	1.81%
Debt securities - nontaxable	218,321	1,448	2.69%	216,695	1,481	2.77%
Other interest-bearing assets	467,471	204	0.18%	330,233	100	0.12%

Total interest-earning assets	3,689,067	33,385	3.67%	3,435,534	33,294	3.93%
Noninterest-earning assets	262,178			269,612

Total assets	$3,951,245			$3,705,146

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,937,764	911	0.19%	$1,807,963	1,104	0.25%
Time deposits	339,104	979	1.17%	324,381	1,053	1.32%
Short-term borrowings	4	-	0.00%	25,022	4	0.06%
Notes payable & other long-term borrowings	-	-	0.00%	74,444	35	0.19%
Subordinated debt securities	75,798	1,012	5.41%	75,635	1,019	5.46%
Junior subordinated deferrable interest debentures	46,393	231	2.02%	46,393	223	1.95%

Total interest-bearing liabilities	2,399,063	3,133	0.53%	2,353,838	3,438	0.59%
Demand deposits	1,104,091			935,345
Other liabilities	50,843			43,604
Stockholders’ equity	397,248			372,359

Total liabilities & stockholders’ equity	$3,951,245			$3,705,146

Net interest income		$30,252			$29,856
Net interest margin (2)			3.33%			3.52%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2022	December 31, 2021

Assets
Cash and due from banks	$65,717	$68,425
Interest-bearing deposits in banks	462,895	418,396
Federal funds sold	—	—
Investment securities	793,404	724,504
Loans held for sale	29,599	76,507
Loans held for investment	2,453,631	2,437,577
Less: Allowance for loan losses	(39,649)	(42,098)
Net loans held for investment	2,413,982	2,395,479
Premises and equipment, net	57,387	57,699
Goodwill	19,508	19,508
Intangible assets	5,503	5,895
Mortgage servicing assets	25,425	19,700
Other assets	126,324	115,742
Total assets	$3,999,744	$3,901,855

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$1,131,215	$1,071,367
Interest-bearing deposits	2,318,942	2,269,855
Total deposits	3,450,157	3,341,222
Other borrowings	-	-
Subordinated debt securities	75,821	75,775
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	40,305	31,038
Total liabilities	3,612,676	3,494,428
Stockholders’ Equity
Common stock	17,673	17,760
Additional paid-in capital	130,618	133,215
Retained earnings	255,078	242,750
Accumulated other comprehensive income (loss)	(16,301)	13,702
Total stockholders’ equity	387,068	407,427
Total liabilities and stockholders’ equity	$3,999,744	$3,901,855

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021

Interest income:
Loans, including fees	$29,378	$29,280
Other	3,702	3,702
Total Interest income	33,080	32,982
Interest expense:
Deposits	1,890	2,157
Subordinated debt securities	1,012	1,019
Trust preferred subordinated debentures	231	223
Other	-	39
Total Interest expense	3,133	3,438
Net interest income	29,947	29,544
Provision for loan losses	(2,085)	89
Net interest income after provision for loan losses	32,032	29,455
Noninterest income:
Service charges on deposits	1,773	1,573
Income from insurance activities	1,570	1,112
Mortgage banking activities	13,637	18,816
Bank card services and interchange fees	3,222	2,642
Net gain on sale of securities	-	-
Other	3,495	2,357
Total Noninterest income	23,697	26,500
Noninterest expense:
Salaries and employee benefits	22,703	24,318
Net occupancy expense	3,737	3,565
Professional services	2,625	1,573
Marketing and development	720	568
Other	8,139	7,033
Total noninterest expense	37,924	37,057
Income before income taxes	17,805	18,898
Income tax expense	3,527	3,738
Net income	$14,278	$15,160

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2022	December 31, 2021

Loans:
Commercial Real Estate	$771,490	$755,444
Commercial - Specialized	350,143	378,725
Commercial - General	475,593	460,024
Consumer:
1-4 Family Residential	378,361	387,690
Auto Loans	255,703	240,719
Other Consumer	73,245	68,113
Construction	149,096	146,862
Total loans held for investment	$2,453,631	$2,437,577

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2022	December 31, 2021

Deposits:
Noninterest-bearing demand deposits	$1,131,215	$1,071,367
NOW & other transaction accounts	373,634	395,322
MMDA & other savings	1,610,735	1,534,795
Time deposits	334,573	339,738
Total deposits	$3,450,157	$3,341,222

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Pre-tax, pre-provision income
Net income	$14,278	$14,614	$15,190	$13,650	$15,160
Income tax expense	3,527	3,631	3,716	3,422	3,738
Provision for loan losses	(2,085)	-	-	(2,007)	89
Pre-tax, pre-provision income	$15,720	$18,245	$18,906	$15,065	$18,987

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	March 31, 2022	December 31, 2021	September 30, 2021		June 30, 2021		March 31, 2021
Tangible common equity
Total common stockholders’ equity	$387,068	$407,427	$	$ 398,276	$	$ 392,815	$	$ 374,671
Less: goodwill and other intangibles	(25,011)	(25,403)		(25,804)		(26,226)		(26,648)

Tangible common equity	$362,057	$382,024	$	$ 372,472	$	$ 366,589	$	$ 348,023

Tangible assets
Total assets	$3,999,744	$3,901,855	$	$ 3,774,175	$	$ 3,712,915	$	$ 3,732,894
Less: goodwill and other intangibles	(25,011)	(25,403)		(25,804)		(26,226)		(26,648)

Tangible assets	$3,974,733	$3,876,452	$	$ 3,748,371	$	$ 3,686,689	$	$ 3,706,246

Shares outstanding	17,673,407	17,760,243		17,824,094		18,014,398		18,053,229

Total stockholders’ equity to total assets	9.68%	10.44%		10.55%		10.58%		10.04%
Tangible common equity to tangible assets	9.11%	9.85%		9.94%		9.94%		9.39%
Book value per share	$21.90	$22.94		$22.34		$21.81		$20.75
Tangible book value per share	$20.49	$21.51		$20.90		$20.35		$19.28